QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

PLAINS AAP, L.P.

INDEX TO FINANCIAL STATEMENT

Page
Unaudited Balance Sheet as of March 31, 2004	F-2
Notes to the Financial Statement	F-3

PLAINS AAP, L.P.

BALANCE SHEET

(in thousands)

March 31, 2004
(unaudited)
ASSETS
Cash	$8
Investment in Plains All American Pipeline, L.P.	60,306

Total Assets	$60,314

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Performance Options Obligation	$1,617
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL
Limited Partners	58,246
General Partner	451

Total Partners' Capital	58,697

Total Liabilities and Partners' Capital	$60,314

The accompanying notes are an integral part of this financial statement.

PLAINS AAP, L.P.

Notes to the Financial Statement

Note 1—Organization

        Plains AAP, L.P. (the "Partnership") is a Delaware limited partnership, which was formed on May 21, 2001 and, through a series of transactions, was capitalized on June 8, 2001. Through this series of transactions, Plains Holdings II Inc. conveyed to the Partnership its general partner interest in Plains All American Pipeline, L.P. ("PAA") and subsequently sold a portion of its interest in the newly formed partnership to certain investors. The ownership interests in the Partnership (collectively, the "Partners") at March 31, 2004, are comprised of a 1% general partner interest held by Plains All American GP LLC (the "General Partner") and the following limited partner interests:

  •
  Plains Holdings II Inc.—43.560%

  •
  Sable Investments, L.P.—19.800%

  •
  KAFU Holdings, L.P.—16.253%

  •
  E-Holdings III, L.P.—8.910%

  •
  Mark E. Strome—2.113%

  •
  PAA Management L.P.—3.960%

  •
  Strome Hedgecap Fund, L.P.—1.055%

  •
  Wachovia Investors, Inc.—3.349%

        As of March 31, 2004, we own a 2% general partner interest in PAA and a limited partner interest consisting of 446,875 common units (see Note 4). PAA is a publicly traded Delaware limited partnership, formed in 1998 and engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products (collectively, "LPG"), primarily in Texas, California, Oklahoma, Louisiana and the Canadian provinces of Alberta and Saskatchewan. PAA's operations can be categorized into two primary business activities:

  Crude Oil Pipeline Transportation Operations.    As of March 31, 2004, PAA owns and operates approximately 7,200 miles of gathering and mainline crude oil pipelines located throughout the United States and Canada. Its activities from pipeline operations generally consist of transporting crude oil for a fee, third party leases of pipeline capacity, barrel exchanges and buy/sell arrangements.

  Gathering, Marketing, Terminalling and Storage Operations.    As of March 31, 2004, PAA owns and operates approximately 26.3 million barrels of above-ground crude oil terminalling and storage facilities, including tankage associated with its pipeline systems. These facilities include a crude oil terminalling and storage facility at Cushing, Oklahoma. Cushing is one of the largest crude oil market hubs in the United States and the designated delivery point for NYMEX crude oil futures contracts. PAA utilizes its storage tanks to counter-cyclically balance its gathering and marketing operations and to execute various hedging strategies to stabilize profits and reduce the negative impact of crude oil market volatility. PAA's terminalling and storage operations also generate revenue at the Cushing Interchange and our other locations through a combination of storage and throughput charges to third parties. PAA's gathering and marketing operations include:

    •
    the purchase of crude oil at the wellhead and the bulk purchase of crude oil at pipeline and terminal facilities;

    •
    the transportation of crude oil on trucks, barges and pipelines;

    •
    the subsequent resale or exchange of crude oil at various points along the crude oil distribution chain; and

    •
    the purchase of LPG from producers, refiners and other marketers, and the sale of LPG to wholesalers, retailers and industrial end users.

Note 2—Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. These estimates include those made in determining the value of the vested options under our Performance Option Plan (see Note 6). Although management believes these estimates are reasonable, actual results will differ, and may differ materially from these estimates.

  Investment in PAA

        We account for our ownership investment in PAA in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." We have the ability to exercise significant influence over PAA, but not control; and therefore, we account for the investment under the equity method (see Note 5). Changes in our ownership interest due to PAA's issuance of additional capital or other capital transactions that alter our ownership investment are recorded directly to partners' capital.

  Stock-Based Compensation

        The recipients of the options issued under the Performance Option Plan are employees of the General Partner. The options are options to purchase units of PAA. Thus, the accounting models prescribed by both Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure" and Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" are not appropriate. We account for the options using an approach based on when the options will vest. Once the options vest, we adjust the accrual each period based on their fair market value as calculated using the "Black-Scholes Model" (see Note 6).

  Income Taxes

        No liability for U.S. Federal or Canadian income taxes related to our operations is included in the accompanying financial statement because, as a partnership, we are not subject to Federal, State or Provincial income tax; and the tax effect of our activities accrues to the Partners. The Partners may be required to file U.S. Federal and State, as well as Canadian Federal and Provincial, income tax returns.

Note 3—Investment in PAA

        Our investment in PAA at March 31, 2004, is approximately $60.3 million. The summarized financial information of PAA at March 31, 2004, is presented below (in thousands):

Current assets	$653,756
Non-current assets	$1,511,317
Current liabilities	$726,276
Long-term debt and other long-term liabilities	$702,619
Partners' capital	$736,178

        At the date of inception, our investment in PAA exceeded our share of the underlying equity in the net assets of PAA by approximately $44.5 million. This excess is related to the fair value of PAA's crude oil pipelines and other assets at the time of inception and is amortized on a straight-line basis over their estimated useful life of 30 years. At March 31, 2004, the unamortized portion of this excess was approximately $36.8 million.

Note 4—Contribution of Subordinated Units

        On June 8, 2001, certain of our limited partners contributed to us an aggregate of 450,000 subordinated units of PAA. In November 2003, 25% of these subordinated units converted into common units, and the remaining 75% converted into common units in February 2004. These 450,000 units (the "Option Units") are intended for use in connection with an option plan pursuant to which certain members of the management of our general partner will, subject to the satisfaction of vesting criteria, have a right to purchase a portion of such Option Units. During 2003, options for 3,125 Option Units were exercised (see Note 6). Until the exercise of the remainder of such options, we will continue to own and receive any distributions paid by PAA with respect to the Option Units. Any distributions we make as a result of the receipt of distributions on the Option Units will be paid to our limited partners in proportion to the original contribution of the Option Units.

        The conversion of the remaining 75% of the subordinated units resulted in an increase in our investment of approximately $1.5 million for the Partnership. This change of interest gain was non-cash and has been reflected in our partners' capital.

Note 5—Partners' Capital

        We distribute all of our available cash, less reserves established by management, on a quarterly basis. Except as described in Note 4, distributions are paid to the partners in proportion to their percentage interest in the Partnership. Included in partners' capital is accumulated other comprehensive income of approximately $3.9 million related to our share of PAA's accumulated other comprehensive income (loss). Other comprehensive income (loss) is allocated based on each partner's ownership interest.

        The General Partner manages the business and affairs of the Partnership. Except for situations in which the approval of the limited partners is expressly required by the Partnership agreement, or by nonwaivable provisions of applicable law, the General Partner has full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership's business, including the execution of contracts and management of litigation. The General Partner (or, in the case of PAA's Canadian operations, PMC (Nova Scotia) Company) employs all officers and personnel involved in the operation and management of PAA and its subsidiaries. PAA reimburses the General Partner for all expenses, including compensation expenses, related to such operation and management. The Partnership has no commitment or intent to fund cash flow deficits or furnish other financial assistance to PAA.

Note 6—Performance Option Plan

        In June 2001, the Performance Option Plan (the "Plan") was approved by the General Partner to grant options to purchase up to 450,000 Option Units of PAA to employees of the General Partner. See Note 4. Options to purchase 375,000 units have been issued under the Plan. The options were granted with a per unit exercise price of $22, less 80% of any per unit distribution on an Option Unit from June 2001, until the date of exercise. As of May 14, 2004, the exercise price has been reduced to $16.85 for distributions made since June 2001.

        The options have a ten-year term and vest in 25% increments upon PAA achieving quarterly distribution levels as follows:

Vesting %	Quarterly Distribution Level	Annual Distribution Level
25%	$0.525	$2.10
50%	$0.575	$2.30
75%	$0.625	$2.50
100%	$0.675	$2.70

        These options are considered performance awards and are accounted for at fair value upon vesting and are revalued at each financial statement date based on the "Black-Scholes Model." At March 31, 2004, an estimated fair value of $17.84 per unit resulted in a cumulative reduction of the Partners' capital accounts and corresponding increase in the Performance Options Obligation of approximately $1.6 million. No options expired or were forfeited during the period. Future grants may include different vesting criteria.

        The facts and assumptions used in the "Black-Scholes Model" at March 31, 2004, were as follows:

	Assumptions
Options Outstanding	Percent Vested	Options Vested	Weighted Average Interest Rate	Weighted Average Expected Life	Weighted Average Expected Volatility	Weighted Average Expected Dividend Yield(1)
371,875	25%	90,625	2.81%	4.3	29.50%	1.90%

(1)
Reflects 20% of anticipated dividend yield. The adjustment is to provide for the reduction in the exercise price of the options equal to 80% of distributions.

Note 7—Subsequent Event

Distribution

        PAA declared cash distributions to the Partnership of $2.5 million ($0.7 million for its general partner interest and $1.8 million for its incentive distribution interest) for the first quarter of 2004. The distribution, which was declared on April 23, 2004, was received on May 14, 2004.

Link Acquisition

        On April 1, 2004, PAA completed the acquisition of substantially all of the North American crude oil and pipeline operations of Link Energy LLC ("Link") for approximately $330 million, including $273 million of cash, the assumption of $49 million of liabilities and $8 million of transaction, closing and integration costs and other items. The Link crude oil business consists of approximately 7,000 miles of active crude oil pipeline and gathering systems, over 10 million barrels of crude oil storage capacity, a fleet of approximately 200 owned or leased trucks and approximately 2 million barrels of crude oil linefill and working inventory. The Link assets complement PAA's assets in West Texas and along the Gulf Coast and allows PAA to expand its presence in the Rocky Mountain and Oklahoma/Kansas regions.

        The acquisition was funded with cash on hand, borrowings under a new $200 million 364-day credit facility and borrowings under PAA's existing revolving credit facilities. The new credit facility contains a twelve-month term out option, exercisable at PAA's election, at the end of the primary term, bears interest at a rate of LIBOR plus a margin ranging from ..625% to 1.25%, depending upon PAA's credit rating, and includes essentially the same covenants as PAA's existing credit facilities. On April 15, PAA completed the private placement of 3,245,700 units of Class C Common Units for $30.81 per unit to a group of institutional investors. Total proceeds from the transaction, after deducting transaction costs and including the general partner's proportionate contribution, were approximately $101 million and was used to reduce the balance outstanding under PAA's existing revolving credit facilities. PAA has committed to use net proceeds from future debt and equity offerings to retire or reduce the amount outstanding under the new $200 million 364-day credit facility.

        On April 2, 2004, the Office of the Attorney General of Texas delivered written notice to PAA that it was investigating the possibility that the acquisition of Link's assets might reduce competition in one or more markets within the petroleum products industry in the State of Texas. In connection with the Link purchase, both PAA and Link completed all necessary filings required under the Hart-Scott-Rodino Act, and the required 30-day waiting period expired on March 24, 2004 without any inquiry or request for additional information from the U.S. Department of Justice or the Federal Trade Commission. Representatives from the Antitrust and Civil Medicaid Fraud Division of the Office of the Attorney General of Texas indicated their investigation was prompted by complaints received from allegedly interested industry parties regarding the potential impact on competition in the Permian Basin area of West Texas. PAA understands that similar complaints have been received by the Federal Trade Commission, and that, consistent with federal-state protocols for conducting joint merger investigations, appropriate federal and state antitrust authorities are coordinating their activities. PAA is cooperating fully with the antitrust enforcement authorities.

QuickLinks

  Exhibit 99.1
PLAINS AAP, L.P. INDEX TO FINANCIAL STATEMENT
PLAINS AAP, L.P. BALANCE SHEET (in thousands)
PLAINS AAP, L.P. Notes to the Financial Statement